Exhibit (a)(5)(F)
FOR IMMEDIATE RELEASE
For Inverness:
Media Contacts:
Matt Benson 415-618-8750
Maggie Pisacane 212-687-8080
Sard Verbinnen & Co
Investor Relations Contact:
Doug Guarino 781-647-3900
For Biosite:
Investor Relations Contact:
Nadine Padilla 858-805-2820
INVERNESS AND BIOSITE ANNOUNCE EXPIRATION OF HART-SCOTT-RODINO WAITING PERIOD
WALTHAM, Mass. and SAN DIEGO, Calif., June 7, 2007 — Inverness Medical Innovations, Inc. (Amex: IMA) and Biosite Incorporated (Nasdaq: BSTE) today announced that the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to Inverness’ proposed acquisition of Biosite pursuant to a cash tender offer of $92.50 per share has expired without a request for additional information.
The expiration of the Hart-Scott-Rodino waiting period has satisfied one of the conditions to the closing of the tender offer. The tender offer and withdrawal rights are currently scheduled to expire at 12:00 midnight, New York City time, on Monday, June 25, 2007 (the end of the day on Monday), unless extended.
Advisors:
UBS Investment Bank is acting as financial advisor to Inverness as well as serving as dealer manager for the proposed tender offer. Covington Associates is acting as financial advisor to Inverness and Goldman, Sachs & Co. is acting as financial advisor to Biosite. Goodwin Procter LLP is serving as legal counsel to Inverness and Cooley Godward Kronish LLP and Potter Anderson & Corroon LLP are serving as legal counsel to Biosite.
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About Inverness:
Inverness Medical Innovations, Inc. is a leading developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.
For additional information on Inverness Medical Innovations, Inc., please visit our website at www.invernessmedical.com.
About Biosite:
Biosite Incorporated is a leading bio-medical company commercializing proteomics discoveries for the advancement of medical diagnosis. The company’s products contribute to improvements in medical care by aiding physicians in the diagnosis of critical diseases and health conditions. The Biosite Triage(R) rapid diagnostic tests are used in more than 70 percent of U.S. hospitals and in more than 60 international markets. Information on Biosite can be found at www.biosite.com.

Additional Information About the Proposed Transaction and Where to Find It:
This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Biosite. Stockholders of Biosite are urged to read the relevant tender offer documents because they contain important information that stockholders should consider before making any decision regarding tendering their shares. Inverness and its acquisition subsidiary have filed tender offer materials with the U.S. Securities and Exchange Commission (SEC), and Biosite has filed a Solicitation/Recommendation Statement with respect to the offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement contain important information, which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, are available to all stockholders of Biosite at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement are available for free at the SEC’s website at http://www.sec.gov. In addition, stockholders are able to obtain a free copy of these documents from (i) Inverness by mailing requests for such materials to: Investor Relations Department, 51 Sawyer Road, Suite 200, Waltham, MA 02453 and (ii) Biosite by mailing requests for such materials to: Investor Relations, Biosite Incorporated, 9975 Summers Ridge Road, San Diego, California 92121. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Biosite and Inverness file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Biosite or Inverness at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Biosite’s and Inverness’ filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.